Exhibit 2.1


                AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER
("Agreement") is made May ___, 2004, between MidSouth
Bancorp, Inc. ("MidSouth") and Lamar Bancshares, Inc.
("Seller").

               ARTICLE 1:  Merger and Closing

     1.1     Merger.  Subject to Article 5, at the
Effective Time, as defined below, Seller will merge into MidSouth (the "Merger") pursuant to the Agreement of Merger in the form of Exhibit A (the "MA").

     1.2 The Closing. The "Closing" of the Merger will occur in MidSouth's offices at 10:00 a.m., local time, on a date (the "Closing Date") ten business days after the conditions in section 5.1(a) are satisfied, or some other mutually agreeable date, except MidSouth may postpone the Closing Date for up to 31 days or to the month's end, if sooner, subject to the provisions of Section 6.1(c). If all conditions in Article 5 are satisfied or waived, at the Closing the proper persons will take such actions as are required to effect the Merger.

     1.3     Effective Date and Time.  The MA or
Articles of Merger, as applicable, will be filed with the Secretaries of State of Louisiana and Texas ("Secretaries") before or concurrently with the Closing, and the Merger will be effective on the date (the "Effective Date") and time (the "Effective Time") specified in the filings.

            ARTICLE 2:  Conversion of Stock of Seller

     2.1 Conversion. Except for shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under the Texas Business Corporation
Act ("TCL") ("Dissenter's Shares"), on the Effective Date each outstanding share of Seller common stock ("Seller
Stock") will be converted into (a) a number of shares of MidSouth Common Stock ("Stock Consideration")equal to
$12,556,351 divided by $34, plus (b) $10,494,000 cash,
less (i) the cash amount paid to option holders pursuant to
Section 2.3(a) and (ii) the excess over $200,000 of Lamar's legal, accounting and investment banking fees related to the transaction other than those incurred before March 31, 2004, and expensed on Seller's financial statements as of and for the period ending March 31, 2004, plus the amount paid to Seller by option holders after the date of this Agreement in order to exercise any options, in each case divided by the number of shares of Seller Stock outstanding on the Effective Date.

     2.2     Adjustment to Stock Conversion.
             (a) If on the Closing Date the average closing sales price of MidSouth Stock on the American Stock Exchange ("AMEX") for the 10 trading days ending the day before the Closing Date ("Average Price") is less than $31.50 per share, MidSouth shall adjust the conversion rate by multiplying the conversion rate by 1.07937. If on the Closing Date the Average Price exceeds $36.50, the conversion rate shall be adjusted by multiplying the conversion rate by 0.93151. If the Average Price is below $29.00, Lamar may terminate the transaction.

             (b) If, between the date of this Agreement and the Effective Time, the record date occurs (or, if no record date is established, the date of the event or transaction occurs) for the distribution or issuance by MidSouth of a stock dividend with respect to shares of MidSouth
     Common Stock, or a combination, subdivision, reclassification, or split of issued and outstanding shares of MidSouth Common Stock, such that the number of issued and outstanding shares of MidSouth Common Stock is increased or decreased, then the Stock Consideration shall be adjusted so the shareholders shall receive, in the aggregate, such number of shares of MidSouth Common
     Stock representing the same percentage of shares of MidSouth Common Stock outstanding at the Effective
     Time as would have been represented by the number of shares of MidSouth Common Stock the shareholders of Sellers would have received if any of the foregoing actions had not occurred.

     2.3 Options. All options outstanding on this Closing Date shall be cancelled, and option holders of Lamar will receive from MidSouth on the day following the Closing Date in connection with the cancellation of their options on the Closing Date, (a) a cash amount equal to the same consideration (in stock and cash) payable to shareholders pursuant to Sections 2.1 and 2.2, less the exercise price for the options; plus (b) a cash amount equal to the amount of tax savings that may be realized by MidSouth attributable to the payment made pursuant to
Section 2.3(a).

     2.4 Exchange of Certificates. Not more than 10 business days after the Effective Time, each holder of Seller Stock (other than holders of Dissenter's Shares), upon surrender of his stock certificate to MidSouth together with a completed letter of transmittal in the form provided by MidSouth, will be entitled to receive his or her Stock Consideration and cash, less any applicable tax withholding.

     2.5 Fractional Shares. In lieu of issuing any fractional shares of Stock Consideration, each holder of Seller Common Stock who would otherwise be entitled thereto, after aggregating into whole shares all fractional shares of Stock Consideration to which such holder is entitled by virtue of the Merger, upon surrender of the certificates, will receive cash equal to such fractional share multiplied by the Average Price.

     2.6 Closing Deliveries. At the Closing each party shall deliver such certificates and assignments as are required by this Agreement or are reasonably requested by the other party or its counsel.

         ARTICLE 3:  Representations and Warranties

     3.1     Mutual Representations and Warranties.
Each party represents and warrants to the other that:

             (a) Organization; Qualification. It is a business corporation duly organized and validly existing under the Louisiana Business Corporation Law ("LBCL") in the case of MidSouth and the TCL in the case of Seller, is (and Seller's subsidiary Lamar Delaware Financial Corporation, a Delaware corporation ("Holding") is) a bank holding company within the meaning of the Bank Holding
     Company Act, has all requisite corporate power and authority to own and lease its property and to carry on its business as currently being conducted and is qualified and in good standing wherever the failure to so qualify would have a material adverse effect on its financial condition, results of operations, business or prospects ("Material Adverse Effect").

             (b)     Corporate Authorization; No Conflicts.
     Subject to any required shareholder approval, all acts required for the due and valid authorization, execution, delivery and performance of this Agreement and consummation of the Merger have been validly taken.
     Subject to required shareholder and regulatory approvals, this Agreement is its binding obligation, enforceable in accordance with its terms, except to the extent limited by bankruptcy and other similar laws and court decisions affecting the enforcement of creditors' rights generally and by general equitable principles. Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger will (i) violate, conflict with, or breach any provisions of, (ii) constitute, or with notice or lapse of time or both would constitute, a default under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any encumbrance upon any of its material assets under, its or its subsidiaries ("subs") articles of incorporation, by-laws or any material instrument to or by which it or its subs or any material portion of its or its subs assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body ("Law") applicable to it or its subs or any material portion of its assets.

            (c) Brokers or Finders Fees. No person is entitled to any commission, brokers, finders or financial advisory fee from it, Holding or its subsidiary bank in connection with the Merger, except for Bank Advisory Group, LLC pursuant to an engagement letter a copy of which has been delivered to MidSouth.

            (d)     Community Reinvestment Act; Fair
     Lending. It and its subsidiary bank and Holding each has complied in all material respects with the Community Reinvestment Act ("CRA") and the rules and regulations thereunder, has a CRA rating of not less than "satisfactory", and has received no material criticism from regulators with respect to discriminatory lending practices or compliance with fair lending laws.

            (e) Accuracy of Statements. Nothing herein or in any information furnished or to be furnished by it pursuant hereto, contains or will contain, as of the date hereof, the date of the Proxy Statement (defined in section 4.2) and the Closing Date, when taken together, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained therein, in light of the circumstances in which made, not misleading.

     3.2     Additional Seller Representations and
Warranties. Seller represents and warrants to MidSouth that, except as set forth in the Exceptions Schedule it has delivered to MidSouth:

             (a)     Capital Stock; Other Interests.  Its
     authorized capital stock consists of 1,000,000 shares of common stock, $1.00 par value per share, of which 222,339 shares are issued and outstanding and 22,421 shares are held in its treasury. All outstanding shares of it and of the capital stock of Holding and its wholly-owned subsidiary, Lamar Bank (the "Bank"), have been duly authorized and are validly issued, fully paid and non-assessable. Except as disclosed in the Exceptions Schedule there are no stock options or other rights (including conversion rights) outstanding to acquire, or any obligation to issue, sell or deliver any of such rights or any shares of, its or Holding's or Bank's capital stock. Neither it nor Holding nor Bank has any equity or voting interest exceeding 1% in any entity other than its interest in Holding and Bank, of which it directly or indirectly owns all of the 1,000 and 60,000 shares respectively, outstanding, free and clear of any liens, equities or encumbrances whatsoever.

            (b) Financial Statements and Reports. It has delivered to MidSouth (i) its balance sheets as of December 31, 2002 and 2003, and as of March 31, 2004, and the related statements of income, shareholders' equity and changes in financial position ("Operating Statements") for the respective years and three months then ended, the related notes thereto, and the report of its independent public accountants with respect thereto in the case of annual financial statements (collectively, the "Financial Statements"), (ii) all call reports made by Bank to any regulatory agency and all reports made by it or Holding to the Federal Reserve Board since, and to the extent permitted by law all examination reports with respect to it, Holding or Bank or made by any regulatory authority since, December 31, 2000, and (iii) its reports or proxy statements sent to shareholders in 2001 and thereafter. The Financial Statements have been and the financial statements delivered pursuant to section 4.7 will be prepared in conformity with generally accepted accounting principles ("GAAP") applied consistently with prior periods, and present and will present fairly, in conformity with GAAP, its results of operations for the respective periods covered thereby, and its financial condition as of the respective dates thereof. All reports referred to in clause (ii), above, have been filed on the appropriate form and prepared in all material respects in accordance with the requirements of the regulating agency. It, Holding and Bank do not have, nor are any of their assets subject to, any material liability or obligation of any kind, whether absolute, accrued, contingent, known, unknown, matured or unmatured, that is not reflected and adequately reserved against in the latest balance sheet forming part of the Operating Statements (the "Latest Balance Sheet").

             (c) Loan and Investment Portfolios. All loans, discounts and financing leases in which it, Holding or Bank is lessor ("Credits") reflected on the Latest Balance Sheet
     (i) were, at the time and under the circumstances made, made for adequate consideration in the ordinary course of business, (ii) are evidenced by instruments that are true and genuine and (iii) if secured, have been secured by valid perfected security interests. Accurate lists of all such Credits and of its, Holding's and Bank's investment portfolio as of the Latest Balance Sheet date have been made available to MidSouth.

             (d) Loss Reserves. Each allowance for losses on Credits and other real estate owned reflected on the Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no circumstances reasonably likely to require in accordance with such guidelines or GAAP a future material increase in any provisions for such losses or a material decrease in any of such allowances. Each such allowance after the Latest Balance Sheet date will be adequate in accordance with such guidelines and GAAP in all material respects.

             (e)     Absence of Certain Changes or Events.
     Since the Latest Balance Sheet date, there has been no circumstance that has had, or can reasonably be anticipated to have, a Material Adverse Effect, as defined below. It, Holding and Bank have not, since the Latest Balance Sheet date, nor will have, without the consent of MidSouth's chief executive officer or his designee, from the date hereof through the Closing Date:

                    (i)     except in the ordinary course of
     business, (A) borrowed or loaned any money or pledged any of its credit, (B) mortgaged or otherwise subjected any asset to any encumbrance or liability, (C) transferred any of its assets in excess of $25,000 in the aggregate, or (D) incurred any material liability or obligation of any kind whatsoever, whether accrued, contingent, known, unknown, matured or unmatured;

                    (ii)    experienced any material change in
     asset concentrations as to customers or industries or in the nature and source of its liabilities or in the mix of interest-bearing and non-interest bearing deposits;

                    (iii)   had knowledge or reason to believe
     that any material labor unrest exists among, or that anyone has attempted to organize, any of its employees; or that any customer having deposits in excess of $200,000 or loans in excess of $1,000,000 or trust assets in excess of $1,000,000 has terminated or intends to terminate such customer's relationship with it;

                    (iv) failed to operate its business in the ordinary course consistent with past practices, to preserve its business organization substantially intact or to preserve the goodwill of its customers and others with whom it has material business relations;

                    (v) incurred or suffered any material loss not adequately reserved against on the Latest Balance Sheet or waived any material right;

                    (vi)    other than in the ordinary course of
     business consistent with past practices, canceled any material debt owed to it or any of its material claims, or paid any of its noncurrent obligations or liabilities;

                    (vii)   made any capital expenditure in
     excess of $25,000, or opened or renovated any ATM or branch office, provided, however, it is understood that the Bank is presently considering a substantial renovation and improvement to the Bank's College Station, Texas branch office;

                    (viii)  paid or agreed to pay any money to
     any of its present or former directors, officers or employees except pursuant to current pay schedules, or increased the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person except for a cost-of-living increase aggregating approximately $25,000 (annual) provided to certain nonofficer employees as of April 15, 2004 and except as otherwise required by law or is in the ordinary operation of employee benefit plans covered by ERISA;

                    (ix)   changed any accounting practice
     used in preparing the Financial Statements except as required by GAAP;

                    (x)    made any Credit which has not been
     (A) at the time and under the circumstances made, made for adequate consideration in the ordinary course of business,
     (B) evidenced by instruments that are true and genuine and
     (C) fully reserved against in an amount sufficient to provide for all net charge-offs reasonably anticipated in the ordinary course; or

                    (xi)   made any commitment to do any of
     the foregoing.

          (f)     Taxes.   Each of it, Holding and Bank has
     timely filed all required tax returns, tax information returns and reports required to be filed, paid all taxes, interest payments and penalties that were due, made (and will make) adequate provision for payment of all taxes accruable for all periods ending on or before the Closing
     Date (other than those being contested in good faith that have been disclosed to MidSouth in the Exceptions
     Schedule), and are not delinquent in the payment of any material amount of tax or governmental charge of any nature. No audit, examination or investigation is currently being conducted or threatened, and no material unpaid tax deficiencies or additional liabilities have been proposed, by any taxing authority; and no agreements for extension of time for the assessment of any tax have been made by or on behalf of it, Holding or Bank.

          (g)    Assets.

                 (i)     Except with respect to assets
     disposed of for adequate consideration in the ordinary course after the Latest Balance Sheet date, each of it, Holding and Bank have good and merchantable title to all material assets reflected on the Latest Balance Sheet or acquired thereafter, free of all restrictions and encumbrances except for (A) encumbrances that secure debt properly reflected on the Latest Balance Sheet or which secure deposits of public funds; (B) liens for taxes accrued but not yet payable; (C) liens arising as a matter of law in the ordinary course with respect to obligations incurred after the Latest Balance Sheet date that are not delinquent or are being contested in good faith; (D) such imperfections of title and encumbrances as do not materially detract from the value or materially interfere with the present use or merchantability of any such asset;
     and (E) capital leases and leases, if any, to third parties for fair and adequate consideration. It, Holding and Bank each owns, or has valid leasehold interests in, all material assets used in its business.

                 (ii)    Except for financing leases in which
     it, Holding or Bank is lessor, (A) each lease of any real property or any material personal property to which it, Holding or Bank is a party is valid and in full force and effect in accordance with its terms in all material respects;
     (B) all rents and other amounts due thereunder have been paid; (C) there exists no default, or event which with the giving of notice, the lapse of time or both would become a default, thereunder; and (D) the Merger will not constitute a default or a cause for termination or modification of any such lease.

                 (iii)   Except as permitted by Section
     4.6(b)(B) each of it, Holding and Bank has no obligation to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course consistent with past practices.

          (h)     Legal Proceedings and Compliance with
     Laws. (i) There are no claims, actions, suits, proceedings, arbitrations or investigations ("Actions") pending or threatened, nor does it, Holding or Bank have knowledge of a basis for any Action, in any court or before any governmental body or arbitration panel or otherwise, against it, Holding or Bank; (ii) Each of it, Holding and Bank has complied with and is not in default in any material respect under, and has not been charged or threatened with or come under investigation concerning any material violation of, any Law; and (iii) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any report to it, Holding or Bank as a result of examination by any regulatory authority, nor is it subject to any written agreement, memorandum or order with or by any regulatory authority.

          (i)     Benefit Plans.

                  (i) The Exceptions Schedule lists all (A) pension, retirement, profit sharing, deferred compensation, stock option, stock ownership, severance pay, vacation, bonus, and incentive plans or arrangements, (B) medical, vision, dental or other health plans, policies or arrangements, (C) life, health or disability plans, policies or arrangements, (D) employment, retention or severance contracts or arrangements and (E) fringe benefits or perquisites, provided or which may be provided by it, Holding or Bank, to any present or past employee, director or the spouse or beneficiaries thereof (collectively, the "Benefits"). True and complete copies of all Benefit documents and written agreements established or maintained and currently in force during the preceding five years, together with copies of any tax determination letters, trust agreements, summary plan descriptions, insurance contracts, investment management agreements established or maintained during the preceding five years and the three most recent annual reports on form series 5500 with respect to any plan or arrangement have been made available to MidSouth.

                  (ii)    Except for the plans identified as
     such on the Exceptions Schedule (the "Plans"), each of it, Holding and Bank has not at any time sponsored, maintained or contributed to any employee benefit plan that is subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), in which any employee is or was a participant. All contributions required by it have been made, all insurance premiums required have been paid and each Plan has been maintained and administered in all material respects in compliance with its terms and all applicable laws. No transaction has occurred that could result in the imposition of a tax or penalty under the Internal Revenue Code (the "Code") or ERISA; there is no matter relating to any such Plan pending or threatened, nor, to its, Holding's and Bank's knowledge, are there any circumstances that could lead to (other than routine filings such as qualification determination filings) proceedings before, or administrative actions by, any governmental agency; there are no Actions pending or threatened (including, without limitation, breach of fiduciary duty actions, but excluding routine uncontested claims for benefits) against any such Plan or its assets. Each of it, Holding and Bank has complied in all material respects with the reporting and disclosure requirements of ERISA and the Code. No Plan is a multi-employer plan within the meaning of ERISA. A favorable determination or opinion letter has been issued by the IRS with respect to each Plan intended to be qualified under Code Section 401(a), the IRS has taken no action to revoke any such letter and nothing has occurred which would cause the loss of such qualification. Each of it, Holding and Bank has not sponsored, maintained or made contributions to any arrangement subject to ERISA Title IV or to Code Section
     412 or providing for post-retirement medical benefits.

                  (iii)    All group health plans of it, Holding
     and Bank to which Code Section 4980B(f) or ERISA
     Section 601 applies are in full compliance with the continuation coverage requirements of Code Section
     4980B(f) and ERISA Section 601 and any prior violations of such Sections have been cured.

                  (iv)    Except as expressly provided in
     section 4.13 and section 4.15, the Merger will not (A) result in the imposition of any obligation or liability on it, Holding, Bank or MidSouth to provide Benefits or make any payment to any of its current or former employees or
     (B) result in a prohibited transaction as such term is used in Code Section 4975 or ERISA Section 406.

          (j)     Insurance.   Each of it, Holding and Bank
     maintains in force insurance policies and bonds in such amounts and against such liabilities and hazards as are customary for institutions of its size and type. Each of it, Holding and Bank is not now liable, nor will it become liable, for any material retroactive premium adjustment.
     All policies are in full force and effect, and neither it, Holding nor Bank has received any notice of a material premium increase or cancellation with respect to any of its, Holding's or Bank's insurance policies or bonds now in effect. Within the last three years, neither it nor Holding nor Bank has been refused any insurance sought or has reason to believe that its existing insurance coverage cannot be renewed upon terms as favorable as those presently in effect.

          (k) Commitments. Except as set forth on the Schedule of Exceptions,

                  (i)     neither it nor Holding nor Bank is a
     party to any (A) collective bargaining agreement; (B) agreement, contract or commitment ("Commitment") with any employee not terminable at will without penalty by it, Holding or Bank; (C) obligation of guaranty or indemnification except, if entered into in the ordinary course with respect to customers, letters of credit, guaranties of endorsements and guaranties of signatures and except for provisions of applicable law or provisions of its, Holding's and Bank's Articles of Incorporation and By-laws relating to indemnification of directors and officers, as to which there is no pending or threatened claim; (D) Commitment which will or may reasonably be expected to have a Material Adverse Effect; or (E) Commitment limiting its, Holding's or Bank's freedom to engage in any line of business or to compete with any person with respect to an activity permitted to it, Holding and Bank by applicable law.

                  (ii)    The Exceptions Schedule lists each
     material Commitment (except usual and customary instruments entered into in the ordinary course with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar banking activities, and routine maintenance agreements) to which it, Holdings or Bank is a party. Neither it nor Holding nor Bank has in any material respect breached, nor is there any pending or threatened claim that it, Holding or Bank has breached, any of the terms of any of its material Commitments.

          (l) Authorizations. Each of it, Holdings and Bank has all licenses, franchises, permits and other authorizations ("Authorizations") necessary for the continued conduct of its, Holding's and Bank's business without interference or interruption. Bank's deposits are insured by the FDIC to the extent provided by law, and there are no pending or threatened Actions to revoke or modify that insurance or for relief under 12 U.S.C. 1818.

          (m) Corporate Documents. It has delivered to MidSouth copies of its, Holding's and Bank's articles of incorporation and by-laws and has made available all of its, Holding's and Bank's corporate minutes. All of the foregoing and all of its stock transfer records are current, complete and correct in all material respects.

          (n) Certain Transactions. No past or present director, executive officer or five percent shareholder of it, Holding or Bank has, since January 1, 2000, engaged in any transaction or series of transactions which, if it, Holding or Bank had been subject to Section 14(a) of the Securities Exchange Act of 1934 (the "34 Act") at all times since that date, would be required to be disclosed pursuant to Item 404 of Regulation S-K of the Securities and Exchange Commission ("SEC").

          (o)     Environmental Matters.

                  (i)     Each of it, Holding and Bank has
     obtained all material required Authorizations under any applicable Environmental Requirement (as hereinafter defined) in connection with the operation of its businesses and ownership of its properties (collectively, the "Properties"), including without limitation properties acquired by foreclosure or in settlement of loans (but not including properties in which Bank has an interest only as mortgagee or other type of security interest, so long as Bank is not an operator of such properties under applicable Environmental Requirements); and is in compliance in all material respects with all terms of such Authorizations and with all applicable Environmental Requirements. There are no past or present circumstances related in any manner to it, Holding or Bank or to the Properties that did or would, in any material respect, violate or prevent compliance with any Environmental Requirement, or give rise to any material Environmental Liability, as hereinafter defined. There is no Action pending or threatened by any person against it, Holding or Bank, or any prior owner of any of the Properties and relating to the Properties, relating in any way to any Environmental Requirement or seeking to impose any Environmental Liability. Neither it, nor Holding, nor Bank is subject to any material Environmental Liability not adequately reserved against on the Latest Balance Sheet.

                  (ii)    "Environmental Requirement"
     means all Laws relating to the protection of human health or the environment. "Environmental Liability" means any liability or obligation (of any kind whatsoever, whether absolute or contingent, accrued or unaccrued, known or unknown) arising under any Environmental Requirement or under any other liability theory relating to release or threatened release into the environment, of any hazardous materials, pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

          (p) Commitment Letters. Each of its, Holding's and Bank's directors and 5% shareholders, and each officer of it, Holding and Bank listed on Schedule 3.2(p), has executed and delivered to MidSouth a Commitment Letter in the form of Exhibit B.

     3.3  Additional MidSouth Representations and
Warranties. MidSouth represents and warrants to Seller that, except as set forth in the Exceptions Schedule it has delivered to Seller:

          (a)     Capital Stock; Other Interests.  Its
     authorized capital stock consists of 10 million shares of common stock, $.10 par value per share, of which at May
     26, 2004, 3,198,117 shares (plus shares issued in the normal course after May 26, 2004 pursuant to stock option plans, the Directors Deferred Compensation Plan, or
     MidSouth's Dividend Reinvestment Plan) are issued and outstanding and 14,684 shares are held in its treasury. All outstanding shares of it and of the capital stock of MidSouth National Bank ("MidSouth Bank") have been duly authorized and are validly issued, fully paid and non-assessable. Except as disclosed in the Exceptions Schedule there are no stock options or other rights (including conversion rights) outstanding to acquire, or any obligation to issue, sell or deliver any of such rights or any shares of, its or MidSouth Bank's capital stock. Neither it nor MidSouth Bank has any equity or voting interest exceeding
     1% in any entity other than its interest in MidSouth Bank, of which it owns all of the shares outstanding, free and clear of any liens, equities or encumbrances whatsoever.

          (b) Financial Statements and Reports. It has delivered to Seller (i) its balance sheets as of December 31, 2002 and 2003, and March 31, 2004 and the related statements of income, shareholders' equity and changes in financial position ("Operating Statements") for the respective years and three months then ended, the related notes thereto, and the report of its independent public accountants with respect thereto with respect to annual statements (collectively, the "Financial Statements"), (ii) all call reports made by MidSouth Bank to any regulatory agency and all reports made by it to the Federal Reserve
     Board since, and to the extent permitted by law all examination reports with respect to it MidSouth Bank or made by any regulatory authority since, December 31, 2000, and (iii) its reports or proxy statements sent to shareholders in 2001 and thereafter. The Financial
     Statements have been and the financial statements delivered pursuant to section 4.7 will be prepared in conformity with generally accepted accounting principles ("GAAP") applied consistently with prior periods, and present and will present fairly, in conformity with GAAP, its results of operations for the respective periods covered thereby, and its financial condition as of the respective dates thereof. All reports referred to in clause (ii), above, have been filed on the appropriate form and prepared in all material respects in accordance with the requirements of the regulating agency. It and MidSouth Bank do not have, nor are any of their assets subject to, any material liability or obligation of any kind, whether absolute, accrued, contingent, known, unknown, matured or unmatured, that is not reflected and adequately reserved against in the latest balance sheet forming part of the Operating Statements (the "Latest Balance Sheet").

          (c)     Absence of Certain Changes or Events.
     Since the Latest Balance Sheet date, there has been no circumstance that has had, or can reasonably be anticipated to have, a Material Adverse Effect.

          (d)     Taxes.   Each of it and MidSouth Bank has
     timely filed all required tax returns, tax information returns and reports required to be filed, paid all taxes, interest payments and penalties that were due, made (and will make) adequate provision for payment of all taxes accruable for all periods ending on or before the Closing
     Date (other than those being contested in good faith that have been disclosed to Seller in the Exceptions Schedule), and are not delinquent in the payment of any material amount of tax or governmental charge of any nature. No audit, examination or investigation is currently being conducted or threatened, and no material unpaid tax deficiencies or additional liabilities have been proposed, by any taxing authority; and no agreements for extension of time for the assessment of any tax have been made by or on behalf of it or MidSouth Bank.

          (e)     Legal Proceedings and Compliance with
     Laws. (i) There are no claims, actions, suits, proceedings, arbitrations or investigations ("Actions") pending or threatened, nor does it or MidSouth Bank have knowledge of a basis for any Action, in any court or before any governmental body or arbitration panel or otherwise, against it and MidSouth Bank; (ii) Each of it MidSouth
     Bank has complied with and is not in default in any material respect under, and has not been charged or threatened with or come under investigation concerning any material violation of, any Law; and (iii) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any report to it or MidSouth Bank as a result of examination by any regulatory authority, nor is it subject to any written agreement, memorandum or order with or by any regulatory authority.

          (f)    Authorizations.  Each of it and MidSouth
     Bank has all licenses, franchises, permits and other authorizations ("Authorizations") necessary for the continued conduct of its and MidSouth Bank's business without interference or interruption. MidSouth Bank's deposits are insured by the FDIC to the extent provided by law, and there are no pending or threatened Actions to revoke or modify that insurance or for relief under 12 U.S.C. 1818.

          (g)    Corporate Documents.  It has delivered to
     Seller copies of its, Holding's and Bank's articles of incorporation and by-laws and has made available all of its MidSouth Bank's corporate minutes. All of the foregoing and all of its reports filed with the Securities and Exchange Commission and its stock transfer records are current, complete and correct in all material respects.

     3.4  Material Adverse Effect.  As used in this
Agreement the term "Material Adverse Effect" shall mean, an event, change, violation, circumstance or effect ("Effect"), individually or when taken together with all other such Effects, that is or is reasonably likely to (i) be materially adverse to the financial condition, assets, capitalization, management, business, prospects or results of operations of such party and its subsidiaries, taken as a whole, or (ii) materially impair the authority or ability of such party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided however that, in no event shall any of the following, alone or in combination, be taken into account in determining whether there has been or will be, a Material Adverse Effect with respect to any party: (v) any Effect resulting from changes in GAAP or regulatory generally applicable to banks or their holding companies, (w) any direct Effects of compliance with the terms and conditions of this Agreement on the operating performance of such party, including expenses incurred by such party in consummating the transactions contemplated by this Agreement, (x) any Effect resulting from the announcement or pendency of the Merger, (y) any Effect resulting from actions or omissions of a party taken with the prior informed consent of the other parties in contemplation of the transactions contemplated hereby, or (z) any Effect that results from changes affecting the banking industry, either generally or in Texas, Southwest Louisiana, or the United States or Louisiana economies generally (which changes in each case do not disproportionately affect such entity in any material respect).

                   ARTICLE 4:  Covenants

     Each party covenants and agrees with the other as follows:

     4.1  Cooperation and Best Efforts.  It will
cooperate with the other and use its best efforts to satisfy all requirements of law for, and all conditions herein to, the consummation of the Merger, and to effect the Merger at the earliest practicable date.

     4.2  Registration and Proxy Statements.
MidSouth will prepare, and within 45 days of receipt by it from Seller of all information about Seller necessary to be included therein (which MidSouth agrees to request of Seller within 5 business days from the date of this Agreement), file a Registration statement (the "Registration Statement"), and cooperate with Seller in Seller's preparation of its proxy statement (the "Proxy Statement"), which shall be part of the Registration Statement, for the purpose of registering the Stock Consideration to be issued hereunder and submitting this Agreement to Seller's shareholders for approval, and Seller will as promptly as practicable after the date hereof furnish all information relating to it and its subsidiaries as MidSouth may reasonably request for inclusion in the Registration Statement; provided that the form and content of the Proxy Statement shall be reasonably acceptable to Seller. All expenses of preparing and filing the Registration Statement and Proxy Statement (other than the fees and expenses of Lamar's professional advisors) shall he borne by MidSouth, and all expenses of printing and mailing the Proxy
Statement and holding Seller's stockholders meeting shall be borne by Seller.

     4.3 Press Releases. It will cooperate with the other in the preparation of any press releases relating to this Agreement. Without the prior consent of the other party's chief executive officer or his designee, it will not issue any press release or other written statement for general circulation relating to the Merger, except as may otherwise be required by law.

     4.4  Investigations.  Seller will provide
MidSouth and its authorized representatives reasonable
access during all reasonable times to its Holding's and
Bank's premises, properties, books and records, and furnish
such information respecting its Holding's and Bank's
business as MidSouth may from time to time reasonably
request, except as restricted by Law.  If this Agreement is
terminated for any reason, MidSouth will return without
retaining copies thereof (except for one copy for use in
defending itself in any dispute between it and Seller), all
non-public materials obtained pursuant hereto and will
destroy all work papers derived therefrom or prepared
based on such information (except for one copy for use as
stated above).   For two years following such termination,
MidSouth will keep such information confidential, except as may be required by law, and not use it in connection with its business and shall cause its employees, agents and representatives to do the same, in each case unless such information has become publicly available through no fault of MidSouth.

     4.5 Preservation of Business. Seller will use its best efforts to preserve the possession and control of all of its, Holding's and Bank's assets (other than those consumed or disposed of for value in the ordinary course), and the goodwill of customers and others having business relations with them, and will do nothing knowingly to impair their ability to keep and preserve their business as it exists on the date hereof.

     4.6 Conduct of Business. Seller will, and will cause Holding and Bank to, conduct its business only in the ordinary course consistent with past practices. In addition, except as otherwise provided herein, neither Seller nor Holding nor Bank will, whether or not in the ordinary course, without the prior consent of MidSouth's chief executive officer or his designee:

          (a)     cause or permit a breach of any of its
     covenants or cause or permit any representation or warranty of it to become untrue, as if each such representation and warranty were continuously made from the date hereof;

          (b)     declare, pay or make any dividend or
     distribution on, or reclassify or acquire, or issue (except upon exercise of options outstanding on the date of this Agreement) or sell any additional shares of or any securities or obligations convertible into or exchangeable for, its capital stock except that Seller may declare and pay
     (A)(i) quarterly distributions of a pro rata amount of 34% of taxable income for the preceding quarter, (ii) its regular quarterly dividend of $1.50 per share at its regular time in April, 2004, (iii) if the transactions contemplated hereby are not consummated by August 31, 2004 an additional dividend of $1.50 per share (iv) if the transactions contemplated hereby are not consummated by October 31, 2004, an additional dividend of $1.50 per share, and if the transactions contemplated hereby are not consummated by December 31, 2004, an additional dividend of $1.50 per share, and (B) a distribution of all of its rights and related liabilities with respect to its product known as "E Statement," provided that after such dividend MidSouth will have no obligation or liability whatsoever with respect to E Statement or related activities;

          (c) amend its Articles or by-laws, or adopt or amend any resolution or agreement concerning indemnification of its directors or officers except such resolutions as may be necessary to implement provisions of its Articles or by-laws currently in effect in response to a claim for indemnification made pursuant thereto, or fail to maintain its books and records in the usual manner on a basis consistent with that heretofore employed;

          (d) place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance, except those of the character described in section 3.2(g)(i), or, other than in the ordinary course of business consistent with past practices, or as disclosed in the Exceptions Schedule, cancel any material indebtedness to it or any material claims which it may have had, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

          (e) enter into any new line of business or merge or consolidate with another entity, or sell or otherwise dispose of a substantial part of its assets, or sell or dispose of any of its assets other than sales (i) in the ordinary course of business of investment securities having not more than $100,000 in market value, (ii) of Credits for not less than book value, or (iii) of any asset held as other real estate or other foreclosed assets for an amount not less than 95% of its book value at the Latest Balance Sheet date;

          (f)     violate in any material respect any Law;

          (g) fail to pay, or to make adequate provision in all material respects for the payment of, all taxes, interest payments and penalties due and payable (and/or accruable for all periods or portions of periods up to the Effective
     Date) to any taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established;

          (h)     acquire investment securities having an
     aggregate market value greater than $100,000 or that are less than investment grade;

          (i)     charge off (except as may otherwise be
     required by law or by regulatory authorities or by GAAP consistently applied) any Credit, or make or enter into any commitments to make any Credit which in either case (i) varies materially from its written credit policies, copies of which have been made available to MidSouth, or (ii) exceeds $25,000;

          (j) issue or deliver any Seller Stock certificate to replace any certificate claimed to be lost, destroyed or stolen without requiring an indemnity agreement and a bond from a solvent insurance company, in favor of MidSouth and Seller and their respective transfer agents against any loss resulting from the issuance or delivery of such replacement certificate;

          (k) reduce its reserve for loan losses below the amount recorded on its Financial Statements at March 31, 2004;

          (l) except as provided in the second-to-last sentence of Section 4.14(a) increase the salary or any of its employees, increase fees to any of its directors, or pay any bonus to any of its employees or directors, or enter into any transaction other than normal banking transactions with any director, officer or affiliate, except that Seller may pay in December 2004 the annual incentive bonuses to its employees and directors in accordance with Bank's current "Annual Executive Compensation Policy" as in effect on the date hereof, if Bank has been accruing appropriately and will continue to accrue such bonuses on its financial statements through the Closing Date; or

          (m)     commit to do any of the foregoing.

     4.7 Additional Information. Seller will provide MidSouth (a) with prompt notice of any circumstance that has had or is reasonably likely to have a Material Adverse Effect, (b) as soon as available, true, correct and complete copies of any financial statements and other documents of the type referred to in section 3.2(b), and (c) promptly upon its dissemination, any report sent to its shareholders.

     4.8 Seller Shareholder Approval. Seller's Board will submit this Agreement to its shareholders in connection with their vote to approve the Merger
Agreement in accordance with the TCL at a meeting duly called and convened for that purpose as soon as practicable after all regulatory filings have been made.

     4.9 Commitment Letters. Seller will use its best efforts to obtain by the Closing Date, from each director, executive officer and 5% shareholder of it, Holdings or Bank who becomes a director, executive officer or 5% shareholder after the date hereof, a Commitment Letter in the form of Exhibit B.

     4.10 Prohibited Negotiations.

          (a) Seller agrees that, from the date of this Agreement until the earlier of the Effective Date or the termination of this Agreement, neither it nor any of its subsidiaries or affiliates, nor any of the officers and directors of it or its subsidiaries or affiliates shall, and that it shall cause its and its subsidiaries' and affiliates' employees, agents and representatives
     (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any Acquisition Proposal, (ii) have any discussion with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

          (b) Seller agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal informing them that the Board of Directors no longer seeks the making of any Acquisition Proposals.

          (c) Seller agrees that it will use its best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section.

          (d) Notwithstanding the foregoing provisions above, if any person after the date of this Agreement submits to Seller's Board of Directors an unsolicited, bona fide, written Acquisition Proposal, and Seller's Board of Directors reasonably determines in good faith, after receipt of advice from outside legal counsel, that the failure to engage in discussions with such person concerning such Acquisition Proposal would likely cause the Board of Directors to breach its fiduciary duties to Seller and its shareholders, and after consultation with a nationally recognized financial advisor, then, in such case, (i) Seller may (A) furnish information about its business to such person under protection of an appropriate confidentiality agreement containing customary limitations on the use and disclosure of all non-public written or oral information furnished to such person, provided that Seller must contemporaneously furnish to MidSouth all such non-public information furnished to such person and (B) negotiate and participate in discussions and negotiations with such person; and (ii) if the Board of Directors determines that such an Acquisition Proposal is a Superior Proposal (defined below), the Board of Directors may (subject to the provisions of this Section ) withdraw or adversely modify its approval or recommendation of the Merger and recommend such Superior Proposal or (B) terminate this Agreement, in each case, (i) at any time after five Business Days following MidSouth's receipt of written notice (a "Notice of Superior Proposal") advising it that Seller's Board of Directors has received a Superior
     Proposal, identifying the person submitting the Superior Proposal, specifying the material terms and conditions of such Superior Proposal and enclosing a copy of the Acquisition Proposal, and (ii) subject to MidSouth's Right of First Refusal (defined below). If MidSouth elects not to exercise the Right of First Refusal, Seller shall provide MidSouth with a final written notice of acceptance before accepting any Superior Proposal. For purposes of this Agreement, "Superior Proposal" means any unsolicited, bona fide, written Acquisition Proposal for consideration consisting of cash (not subject to a financing contingency) and/or securities, and otherwise on terms which Seller's
     Board of Directors determines (based on the written advice of a financial advisor of nationally recognized reputation) are more favorable to Seller's shareholders (in their capacities as shareholders) from a financial point of view than the Merger after giving effect to Seller's Right of First Refusal. For the purposes of this Section, an Acquisition Proposal shall be "bona fide" if the Board of Directors of Seller reasonably determines that the person submitting such Acquisition Proposal is reasonably certain to consummate such Acquisition Proposal on the terms proposed.

          (e)     MidSouth shall have the right for five
     Business Days after receipt of Notice of Superior Proposal to submit an Acquisition Proposal on terms not less favorable to Seller than the terms of the Superior Proposal, which right of MidSouth shall be paramount to the rights of the person submitting the Superior Proposal ("Right of First Refusal"). If MidSouth fails to exercise such Right of First Refusal within the time herein specified, Seller Bank shall be at liberty to accept the Superior Proposal.

          (f)     As used herein the term "Acquisition
     Proposal" means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving Seller or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of its consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith;
     or (iv) any public announcement to engage in any of the foregoing.

     4.11 Further Cooperation. Seller will cooperate with MidSouth in connection with planning for the efficient and orderly combination of the parties and the operation of MidSouth, Holding and Bank after the Merger, provided that this covenant shall not require any action that, in the opinion of Seller's chief executive officer or his designee, would not be in the best interest of Seller, Holding or Bank if the Merger were not consummated.

     4.12 Regulatory Filings. MidSouth will prepare and file, within 30 days of receipt from Seller of all information about Seller necessary for inclusion therein, (which MidSouth agrees to request of Seller within 5 business days of the date of this Agreement) all regulatory filings required to be made with respect to the Merger.

     4.13  Indemnification.

           (a) Except as set forth in paragraph (b), as to any claim arising during a period of ten years after the Effective Time and related to events occurring before the Effective Time, MidSouth will indemnify those directors and officers of Seller who have executed a Commitment
     Letter to the full extent permitted by Seller's Articles and Bylaws or required by applicable Texas law, as in effect on the date hereof, including provisions relating to advances

           (b)     All rights to indemnification and
     exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Seller and its subsidiaries as provided in their respective articles of incorporation or by-laws (or comparable organizational documents) and any existing indemnification agreements or arrangements of Seller and its subsidiaries shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time.

          (c) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Seller or any of its subsidiaries (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Seller or any of its subsidiaries or their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

          (d) MidSouth's obligation (over and above any insurance company payments) under this Section 4.13 shall not exceed, in the aggregate, the Tier 1 Capital of Bank on the Effective Date minus an amount equal to 6% of the assets of Bank as calculated in the same manner as its assets are calculated for purposes of determining Bank's leverage ratio under applicable regulations of the Federal Deposit Insurance Corporation, and no indemnification will be given in respect of any claim against a person if (i) he or she knew of its existence prior to the date hereof and it was not disclosed on the Exceptions Schedule, (ii) he or she becomes aware of its existence after the date hereof and failed to inform MidSouth thereof before the Effective
     Time or (iii) a court of competent jurisdiction shall finally determine that indemnification of such person as contemplated hereby is prohibited.

          (e)     MidSouth will indemnify and advance
     expenses to each officer and director of Seller for losses and expenses, including attorney's fees, based upon or arising out of any misstatement of material fact or omission of a material fact in the Registration Statement, other than information supplied by Seller for inclusion therein.

          (f)     Any person wishing to claim
     indemnification under this section, upon learning of any claim, shall promptly notify MidSouth thereof. MidSouth shall have the right to assume the defense thereof and, if it does so, shall not be liable for any expenses subsequently incurred by such person in connection with the defense thereof, except that if MidSouth does not assume such defense, or counsel for the person advises in writing that there are material substantive issues that raise conflicts of interest between MidSouth and the person, the person may retain counsel satisfactory to him, and MidSouth shall pay all reasonable fees and expenses of such counsel, provided, that (i) MidSouth shall be obligated to pay for only one counsel for all indemnified persons whose interests are aligned in any jurisdiction named in any one claim arising from the same set of operative facts, (ii) the indemnified persons will cooperate (to the extent reasonably appropriate under the circumstances) in the defense of any such claim, and (iii) MidSouth shall not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld.

          (g) The provisions of this section are subject to applicable federal laws and regulations, including section 18(k) of the Federal Deposit Insurance Act, and are intended to be for the benefit of, and shall be enforceable by, persons entitled to indemnification hereunder or his or her heirs and personal representatives.

     4.14 Benefits to Employees. (a) It is the current intention of MidSouth to retain all of the employees of Bank, but nothing herein shall be construed as giving any person any right of employment with any party or with Bank or MidSouth. From and after the Effective Date,
MidSouth will, until December 31, 2004, maintain all current benefits to employees of Seller in effect on the date hereof, and shall begin a transition which will after December 31, 2004 result in providing to all persons who are employees of Bank the same employee benefits provided to the employees of MidSouth or its subsidiary bank (including benefits under profit sharing, stock bonus, 401(k) or other retirement plans, flexible benefit, vacation, severance and sick leave plans or medical, dental or life insurance policies), except that (i) there shall be no waiting period for coverage under any of such plans and no employee shall be denied benefits under such plans for a pre-existing condition, (ii) full credit shall be given for prior service by such employees with Seller or Bank for eligibility and vesting and benefit purposes, (iii) MidSouth will for two years from the Effective date continue to provide to Mr. David McCrady an automobile, including expenses for gas and oil, maintenance, insurance and other like expenses of operation, (iv) on or before the Closing
Date the Bank will permit the purchase, at fair market value on the Bank's books, the automobiles currently used by Messrs. Zajonc, Riley, Pace and Ms. Ott and at the same time increase such person's salaries by $450 per month, and (v) if and when the vacation policy of MidSouth reduces the vacation time of the Bank's employees, the Bank (or MidSouth Bank after the Merger) will make an upward salary adjustment aggregating no more than $4,800 to such employees. With respect to the Bank's profit sharing plan ("Bank PSP"), the Bank PSP will be merged into the MidSouth PSP or that of its subsidiary bank and the employees of Bank will be entitled to participate in that plan as soon as possible. MidSouth will ensure that certain protected rights, benefits and features in the Bank PSP will be carried over to the MidSouth PSP to the extent required by ERISA and the code. MidSouth will pay all amounts due to Lonnie Weir, Tom Zajonc, David Locke, Travis
Riley, Jay Riley, Wilma Pace, Linda Carbaugh and Carole Malmberg, pursuant to each respective person's current change in control agreements. During the six-month period following the Effective Time, if MidSouth terminates a Bank employee without cause, it will negotiate a severance payment to that individual based upon the individual's length of service and level of responsibility with the Bank.

     4.15  Letter of Transmittal.  MidSouth will
immediately after the Effective Date send to all former shareholders of Seller identified on a list provided to it by Seller a letter of transmittal, and will deliver the MS Stock and cash to which each such former shareholder is entitled promptly upon receipt from such shareholder of a properly completed letter of transmittal and the appropriate stock certificates, duly endorsed if required.

     4.16 Seller Boards of Directors. Subject to the qualifications of the TDB and reporting requirements of the TDB and of the Board of Governors of the Federal Reserve
System, Seller will cause four persons designated by MidSouth to be appointed to the Board of Directors of Holding and Bank to take office immediately after the Effective Date. MidSouth will take no action that would reduce the term of any incumbent director of Holding or Bank. Any amendments necessary to the articles or bylaws of Holding or Bank shall be prepared and adopted promptly following the Effective Date.

     4.17  MidSouth Board of Directors.  MidSouth
will cause to be appointed to its Board of Directors, to take office immediately after the Effective Date, the following persons for the following terms: Mr. Lonnie Weir for a term ending at the 2005 annual stockholder's meeting of MidSouth, Ron Reed for a term ending at the 2006 annual stockholder's meeting of MidSouth and Joe Tortorice, Jr., for a term ending at the 2007 stockholder's meeting of MidSouth.

     4.18 Listing of Stock Consideration. MidSouth shall before the Closing Date take such action as is required so that the Stock Consideration to be issued to shareholders of Seller is approved for listing and quotation on the American Stock Exchange.

     4.19 Tax-Free Reorganization. The parties intend that the Merger qualify as a tax-free reorganization under the Internal Revenue Code, and agree to cooperate and take such actions as may be reasonably necessary to assure such result.

     4.20 Lamar Bank. It is intended that the Bank will retain the name "Lamar Bank" after the Merger.

             ARTICLE 5:  Conditions of Closing

     5.1 Conditions of All Parties. The parties' obligations to effect the Merger are subject to the following conditions:

           (a) Approvals. (i) Seller's shareholders shall have duly approved this Agreement and (ii) all statutory requirements for the Merger shall have been fulfilled, including the passage of any waiting period, and all appropriate governmental authorizations, including the authorizations of the Board of Governors of the Federal Reserve System and the TDB and the qualification of MidSouth to do business in Texas if required by the TCL or the TDB.

           (b) No Restraining Action. No proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the Merger or to obtain damages or other relief in connection with the execution of this Agreement or the Merger; and no governmental body shall have given notice to any party that the Merger would violate any law or that it intends to begin proceedings to restrain consummation of the Merger.

           (c)     Representations, Warranties and Covenants.
     Each of the other party's representations and warranties shall have been accurate on the date hereof, shall have remained accurate from and after such date and shall be accurate in all material respects through the Closing Date, with the same effect as though made at such date, except to the extent of changes permitted by the terms hereof, and the other party shall have performed in all material respects all obligations required to be performed by it at or before to the Closing. In addition, each party shall have delivered to the other a certificate dated as of the Closing Date and signed by its chief executive and chief financial officers that, except as specified therein, they do not know, and have no reasonable grounds to know, of any material inaccuracy or failure of any representation, warranty or covenant made by it herein. The representations and warranties shall not, however, survive the Closing Date and no party or any of its directors, officers or employees shall retain any liability except for fraud or false misleading statements made intentionally, knowingly, or recklessly in connection with such representations and warranties.

     5.2  Additional Conditions of MidSouth.
MidSouth's obligation to effect the Merger is also subject to the following additional condition:

          (a) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect from the date of the Latest Balance Sheet to the Closing Date in the financial condition, results of operations, business or prospects of Seller.

          (b) Opinion of Counsel. MidSouth shall have received from counsel for Seller, an opinion, dated the Closing Date, to the effect set forth in Exhibit C.

          (c)     Commitment Letters.  The Commitment
     Letters shall be in full force and effect.

          (d)     Employment or Consulting Agreements
     MidSouth shall have entered into mutually acceptable employment or consulting agreements with the following persons: (1) Lonnie Weir, for a one-year term followed by a one-year consulting agreement, a term sheet for which is included as Exhibit F to this Agreement (2) Ron Reed, for a 5-year term and including change in control provisions, a form of which is included as Exhibit F to this Agreement and (3) Tim Zajonc, Travis Riley, David McCrady and
     David Locke, for a one-year term and including change in control provisions.

     5.3  Additional Conditions of Seller.   Seller's
obligation to effect the Merger is also subject to the additional conditions that (a) it shall have received an opinion prepared at MidSouth's expense, from Correro
Fishman Haygood Phelps Walmsley & Casteix, L.L.P., counsel for MidSouth, dated the Closing Date, to the effect set forth in Exhibit D, (b) C.R. Cloutier shall be actually serving as Chief Executive Offer of MidSouth as of the Closing Date and (c) it shall have received a fairness opinion from Bank Advisory Group, L.L.C., dated no later than the date of the Proxy Statement, and Seller agrees to use its best efforts to obtain such opinion.

     5.4 Waiver of Conditions. Any condition to a party's obligations hereunder may be waived by it, other than those in sections 5.1(a) and (b).
ARTICLE 6:  Termination

     6.1  Termination.  This Agreement may be
terminated at any time before the Effective Time:

          (a) Mutual Consent. By the mutual consent of the parties.

          (b) Material Breach. By either party in the event of a material breach by the other party of any representation, warranty or covenant herein, which in either case can't be cured by the earlier of (i) 10 days after written notice of such breach is delivered to the breaching party,
     (ii) the Effective Time or (iii) the date set forth in subparagraph (c)(i) below. A breach of Section 2.2(a) shall constitute a material breach.

          (c) Abandonment. By either party if (i) all conditions to Closing in Article 5 have not been met or waived by January 3, 2005, or (ii) any such condition cannot be met by such date and has not been waived by the party in whose favor it runs, or (iii) the Merger has not occurred by such date.

          (d)     Board Recommendation.  By MidSouth if
     Seller's Board shall or shall have resolved, after MidSouth has elected not to exercise its Right of First Refusal provided for in Section 4.10(e), to (i) withdraw, modify or change its recommendation to its shareholders of this Agreement or the Merger, (ii) recommend to its shareholders (A) any merger, consolidation, share exchange, or other similar transaction (other than the Merger), (B) any sale, lease, or other disposition of all or substantially all of its assets, or (C) any acquisition, by any person or group, of the beneficial ownership of a majority or more of any class of its capital stock; or (iii) announce a proposal, plan or intention to do any of the foregoing or agreement to engage in any of the foregoing.

          (e) Approvals. By either party if (i) this Agreement is disapproved by the shareholders of Seller, or
     (ii) any agency whose approval is required for the Merger denies any application for such approval or notifies such party that it intends to impose conditions to its approval that are not reasonably acceptable to such party.

          (f)     Adjustments.  As provided in Section 2.2

     6.2 Effect of Termination; Survival. Except as provided in section 6.3, upon its termination pursuant to this Article 6, this Agreement shall be void and of no effect, and there shall be no liability by reason of this Agreement, or its termination, on the part of any party or its directors, officers, employees, agents or shareholders except for (i) any liability of a party arising out of an intentional breach of any representation, warranty or covenant herein prior to the termination date unless such breach was required by law or by a bank or bank holding company regulatory authority or (ii) any covenant that survives pursuant to the following sentence. The following provisions shall survive any termination of this Agreement and the Effective Time: the last two sentences of Section 4.4; Section 6.2; Section 6.3, Section 2.3 and Article 7.

     6.3  Special Termination Provision.   If this
Agreement is terminated other than as a result of mutual abandonment, MidSouth's breach of a representation, warranty or covenant or the denial by any regulatory body of approval necessary for the Merger, and Seller accepts an Acquisition Proposal within two years of the date of termination then at the time of such acceptance Seller shall pay to MidSouth a termination fee of $700,000, if the Acquisition Proposal is accepted within nine months of termination, and $400,000 if the Acquisition Proposal is accepted during the tenth through twenty-fourth month of the date of termination. This Section shall survive any termination of this Agreement.

                   ARTICLE 7:  Miscellaneous

     7.1  Notices.  Any notice, communication,
waiver or consent ("Notice") required or permitted to be given in connection herewith must be in writing and may be given to the person to be notified by (i) depositing it in the U. S. mail, postage prepaid and registered or certified with return receipt requested, (ii) delivering it to such person, or (iii) sending it by a national commercial courier service for same- or next-day delivery, provided such delivery is confirmed in writing by the courier. Notice is effective, if by mail, 48 hours after deposit, and if in person or by commercial courier, upon delivery. A party delivering Notice shall try to obtain a receipt. For purposes of Notice, the addresses of the parties shall, until changed by Notice, be as follows:


If to MidSouth:                         With copies to:

MidSouth Bancorp, Inc.                  Anthony J. Correro, III
102 Versailles Boulevard                Correro Fishman Haygood Phelps
Lafayette, LA  70501                     Walmsley & Casteix, L.L.P.
  Attention:  C. R. Cloutier            201 St. Charles Avenue, 46th FL.
                                        New Orleans, LA  70170-4600


If to Seller:  Lamar Banchares, Inc.    With copies to:  Carolyn V. Kelly
555 N. Dowlen                                          Jenkens & Gilchrist
Beaumont, TX  77706                                   1445 Ross Ave., Suite 3200
  Attention:  Ron D. Reed                             Dallas, Texas  75202-2799



     7.2 Waivers; Consents. Failure by a party to enforce any right hereunder is not a waiver of such right unless it is an express written waiver executed by its chief executive officer or a person designated in writing by its chief executive officer. Waiver of any one right is not a waiver of any other right or of any continuation of the violation waived, and a consent to an action or inaction is not a consent to any other action or inaction, including an action or inaction that was the same as the action or inaction to which consent was given.

     7.3 Expenses. Regardless whether the Merger is consummated, all expenses incurred in connection herewith will be borne by the party incurring them.

     7.4 Headings. The headings herein are included solely for reference and shall not be considered in the interpretation or construction of this Agreement.

     7.5 Exhibits and Schedules. The exhibits and schedules hereto are incorporated herein by this reference and expressly made a part hereof.

     7.6 Integrated Agreement. This Agreement, the exhibits and schedules hereto and all other papers delivered in accordance herewith constitute the entire agreement of the parties with respect to the subject matter hereof, all prior agreements being superseded hereby.

     7.7 Choice of Law. This Agreement's validity and construction and the determination of the rights and duties of the parties shall be governed by the laws of the United States and those of Louisiana applicable to contracts made and to be performed wholly within such State, and otherwise of Texas Law.

     7.8 Parties in Interest. This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns, except that neither party may transfer or assign it without the other party's prior consent, including any transfer or assignment by operation of law. Nothing herein shall be construed to give anyone other than the parties any rights, except as expressly provided for herein.

     7.9  Amendment; Waivers.  This Agreement or
any exhibit or schedule may be amended or restated at any time by (i) the parties, by mutual agreement approved by their Boards, except that the consideration to shareholders of Seller shall not be amended after approval of the Merger Agreement by Seller's shareholders or (ii) by the parties' chief executive officers or their designees to correct typographical errors or to change erroneous references or cross references, or in any other manner not material to the substance of the Merger provided, however, that no amendment shall be effective unless reduced to writing and executed by all parties to this Agreement. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver or any other or subsequent breach or noncompliance hereunder.

     7.10 Counterparts. This Agreement may be executed in one or more counterparts, which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have
executed this Agreement as of the date on the first page hereof.


MIDSOUTH BANCORP, INC.		LAMAR BANCSHARES, INC.


By:     /s/ C. R. Cloutier      By:    /s/ Ron D. Reed
        C. R. Cloutier                 Ron D. Reed
        President                      President




                                                  EXHIBIT A

                      AGREEMENT OF MERGER

     THIS AGREEMENT OF MERGER ("Agreement") is made as of ___________, 2004, between MidSouth Bancorp, Inc.
("Survivor") and Lamar Bancshares, Inc. ("Seller"), in connection with the Agreement and Plan of Merger, dated as of _______, 2004 (the "Plan"), between Survivor and Seller.
Capitalized terms not defined herein shall have their respective meanings set forth in the Plan.

                 ARTICLE 1:  TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions hereof, at the Effective Time (defined herein), Seller shall be merged into Survivor (the "Merger") in accordance with, and with the effect provided in, the Louisiana
Business Corporation Law ("LBCL") and the Texas
Business Corporation Act ("TCL").

     1.2 Assumption of Rights and Liabilities. At the Effective Time and thereafter, all the rights and property, real, personal, and mixed, of Seller, shall be deemed to be transferred to and vested in Survivor without further act or deed; and the title to any real estate, or any interest therein, vested in Seller shall not revert or be in any way impaired by reason of the Merger. All liabilities and obligations of Seller of every kind and description shall be assumed by Survivor, and the Survivor shall be bound thereby in the same manner and to the same extent that Seller was so bound at the Effective Time.

          ARTICLE 2:  MANNER OF CONVERTING SHARES

     2.1 Conversion. Except for shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under the TCL ("Dissenter's Shares"), on the Effective Date each outstanding share of Seller common stock ("Seller Stock") will be converted into (a) a number of shares of MidSouth Common Stock equal to $12,556,351 divided by $34, plus (b) $10,494,000 cash, less (i) the cash amount paid to option holders pursuant to
Section 2.3 and (ii) the excess over $200,000 of Seller's legal, accounting and investment banking fees related to the transaction other than those incurred before March 31, 2004, and expensed on Seller's financial statements as of and for the period ending March 31, 2004, plus the amount paid to Lamar by option holders after the date of this letter in order to exercise any options, in each case divided by the number of shares of Seller stock outstanding on the closing date of the Merger ("Closing Date").

     2.2  Adjustment to Stock Conversion.  If on the
Closing Date the average closing sales price of MidSouth
Stock on the American Stock Exchange ("AMEX") for the
10 trading days ending the day before the Closing Date
("Average Price") is less than $31.50 per share, MidSouth shall adjust the conversion rate by multiplying the conversion rate by 1.07937. If on the Closing Date the Average Price exceeds $36.50, the conversion rate shall be adjusted by multiplying the conversion rate by 0.93151. If the Average Price is below $30.00, Lamar may terminate the transaction.

     2.3 Option. All options outstanding on this Closing Date shall be cancelled, and option holders of Lamar will receive in connection with the cancellation of their options on the Closing Date, (a) a cash amount equal to the same consideration (in stock and cash) payable to shareholders pursuant to Sections 2.1 and 2.2, less the exercise price for the options; plus (b) a cash amount equal to the amount of tax savings that may be realized by MidSouth attributable to the payment made pursuant to
Section 2.3(a).

                  ARTICLE 3:  EFFECTIVENESS

     Consummation of the Merger is conditioned upon the approval of this Agreement by the Board of Governors of the Federal Reserve System and necessary filings with the Texas Department of Banking and, if required, the Texas Secretary of State, the Louisiana Secretary of State, and the other conditions set forth in the Plan. The Merger shall become effective on the date and at the time this Agreement is filed with the Secretaries of State of Louisiana and on the same date and same time which shall be specified in Articles of Merger filed with the Secretary of State of Texas (the "Effective Time"). This Agreement may be terminated at any time before the Effective Time (i) if the Merger fails to occur due to a termination of the Plan by either party as provided in the Plan, or (ii) by mutual consent of Survivor and Seller.

                  ARTICLE 4:  MISCELLANEOUS

     4.1 Amendment. This Agreement or any exhibit or schedule may be amended or restated at any time by (i) the parties, by mutual agreement approved by their Boards, except that the consideration to shareholders of Seller shall not be amended after approval of the Merger Agreement by Seller's shareholders or (ii) by the parties' chief executive officers or their designees to correct typographical errors or to change erroneous references or cross references, or in any other manner not material to the substance of the Merger provided, however, that no amendment shall be effective unless reduced to writing and executed by all parties to this Agreement. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver or any other or subsequent breach or noncompliance hereunder.

     4.2  Counterparts.	This Agreement may be
executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     4.3 Governing Law. This Agreement's validity and construction and the determination of the rights and duties of the parties shall be governed by the laws of the United States and those of Louisiana applicable to contracts made and to be performed wholly within such State, and otherwise of Texas Law.


                  CERTIFICATE OF SECRETARY
                  OF MIDSOUTH BANCORP, INC.

     I hereby certify that the foregoing Agreement was duly approved, without alteration or amendment, by the required vote of the Board of Directors and stockholders of MidSouth Bancorp, Inc.

Certificate dated ____________, 2004.




                                  _________________________
                                  Secretary



                  CERTIFICATE OF SECRETARY
                  OF LAMAR BANCSHARES, INC.


     I hereby certify that the foregoing Agreement was duly approved, without alteration or amendment, by the required vote of the Board of Directors and stockholders of Lamar Bancshares, Inc.


Certificate dated ___________, 2004.


                                  ________________________
                                  Secretary




                  EXECUTION BY CORPORATIONS


     Considering the approval of this Agreement, as certified above, this Agreement is executed by such corporations, acting through their respective Presidents, this ____day of _________________, 2004.


MIDSOUTH BANCORP, INC.                    LAMAR BANCSHARES, INC.


By:______________________                 By:____________________
Its: President                            Its: President




                     ACKNOWLEDGMENT AS TO
                    MIDSOUTH BANCORP, INC.


STATE OF LOUISIANA

PARISH OF LAFAYETTE

     BEFORE ME, the undersigned authority, personally came and appeared C. R. Cloutier, who, being duly sworn, declared and acknowledged before me that he is the President of MidSouth Bancorp, Inc. and that in such capacity he was duly authorized to and did execute the foregoing Agreement on behalf of such corporation, for the purposes therein expressed and as his and such corporation's free act and deed.


                               ____________________________
                               Appearer


Sworn to and subscribed before me
this ____day of __________, 2004.


_____________________________
Notary Public



                     ACKNOWLEDGMENT AS TO
                    LAMAR BANCSHARES, INC.



STATE OF TEXAS

COUNTY OF ______________


     BEFORE ME, the undersigned authority, personally came and appeared _________, who, being duly sworn, declared and acknowledged before me that he is the President of Lamar Bancshares, Inc. and that in such capacity he was duly authorized to and did execute the foregoing Agreement on behalf of such corporation, for the purposes therein expressed and as his and such corporation's free act and deed.



                                  _________________________
                                  Appearer


Sworn to and subscribed before me
this ____day of __________, 2004.



___________________________
Notary Public



                                                  EXHIBIT B

                  SHAREHOLDER'S COMMITMENT


     This Shareholder's Commitment ("Agreement") is entered into as of ___________, 2004, between the undersigned and MidSouth Bancorp, Inc. ("MidSouth").

     MidSouth and Lamar Bancshares, Inc. ("Seller") propose to enter into an Agreement and Plan of Merger (the
"Plan"), which provides for the merger of Seller into MidSouth (the "Merger"). I am an executive officer and/or a member of Seller or Lamar Bank's Board of Directors and/or own shares of its Common Stock (the "Shares"). In order to induce MidSouth to enter into the Plan, and in consideration of Mid South's entering into the Plan, I am entering into this Agreement with MidSouth.

     1. Without MidSouth's prior consent, I will not transfer any Shares except transfers (i) by operation of law, by will, or pursuant to the laws of descent and distribution,
(ii) in which the transferee agrees in writing to be bound by paragraphs 1 and 2 as fully as I am, or (iii) to MidSouth pursuant to the Plan. Without limiting the generality of the foregoing, I will not grant any option or right to acquire the Shares or any interest therein or, unless the Plan has been terminated or Seller has notified MidSouth that it intends to terminate the Plan and Seller has the right to so terminate, approve or ratify any agreement pursuant to which the Shares would be transferred as a result of a consolidation, merger, share exchange, or acquisition.

     2. I will vote (or cause to be voted) all of the Shares over which I have voting authority (i) for the Plan,
(ii) against any share exchange, merger (other than the Merger), consolidation, sale of substantial assets, recapitalization or liquidation of or by Seller and (iii) against any amendment of Seller's Articles of Incorporation or Bylaws or other proposal involving Seller or any of its subsidiaries, which would in any manner impede or prevent the Merger.

     3. For a period of two years after the effective time of the Merger, I will not, without MidSouth's prior written consent, (a) carry on or engage in, as a consultant to or a management official of, or be or become a major shareholder of, any business that carries on or engages in a business similar to the business conducted by Seller and its subsidiaries and MidSouth as Seller's successor, or solicit customers of the business of Seller or its subsidiary, in each such case within the counties of Jefferson, Hardin, Orange and Brazos, Texas, so long as MidSouth or any of its subsidiaries conducts a like business therein, except for (i) management official positions with MidSouth or any of its subsidiaries or those held as of the date hereof, (ii) securities holdings which cause me to be a major shareholder of a financial institution as of the date hereof, or (iii) advisory relationships with a financial institution which I had as of, and may have after, the date hereof solely as legal counsel, accountant, investment advisor or broker/dealer; or (b) solicit any person or entity known to me to be an employee of Lamar Bank or MidSouth
National Bank to become employed by any financial entity with offices located in the counties of Jefferson, Hardin, Orange and Brazos, Texas.

     As used herein,

     (a) "Management official" means service which gives me the authority to participate, directly or indirectly, in policy-making functions of the financial institution, whether as an organizer, officer, director, advisory director or otherwise.

     (b) "Financial institution" includes any entity commonly referred to as such or which controls a financial institution or that after the date hereof applies to an appropriate regulatory authority to organize as a financial institution.

     (c) "Major shareholder" means the beneficial ownership of 2% or more of any class of voting securities or of the total equity interest in a financial institution.

     (d) "Business similar to the business conducted" means the taking of deposits and other receipt of funds from customers, the making of loans and other extensions of credit, maintaining checking accounts for customers, providing investment vehicles such as certificates of deposit to customers and providing trust services.

     4. I agree that my sole right to indemnification from MidSouth as to events occurring prior to the Effective
Time of the Merger shall be the rights provided for in
Section 4.13 of the Plan.

     5.     I acknowledge and agree that MidSouth
could not be made whole by monetary damages if I breach this Agreement. It is accordingly agreed and understood that MidSouth in addition to any other remedy which it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce it.

     6.     This Agreement will terminate upon any
termination of the Plan.

     IN WITNESS WHEREOF, this Agreement has
been duly executed and delivered as of the day and year first above written.



                              ____________________________


                              MIDSOUTH BANCORP, INC.


                              By:_________________________



                                                 EXHIBIT C

     The opinion letter referred to in Section 5.2(b) of the Agreement shall state that except as described in the Agreement or Exceptions Schedule

          (i)     Seller and Bank are duly organized,
validly existing and in good standing under the Texas
Business Corporation Act and Texas Finance Code, respectively, and have all requisite corporate power and authority to own and lease their property and to carry on their business as described in the Proxy Statement;

          (ii)    neither Seller nor Bank is qualified
as a foreign corporation in any jurisdiction in which the failure to so qualify would have a material adverse effect;

          (iii)   all corporate acts and other corporate
proceedings required on Seller's part for the due and valid authorization, execution, delivery and performance of the Agreement and the consummation of the transactions contemplated thereby have been validly taken, so that upon the filing of the executed MA with the Secretaries of State of Louisiana and Texas, the MA will be effective as of the time referred to in Section 1.3 of the Agreement;

          (iv)    the Agreement and related MA are
Seller's legal, valid and binding obligations, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, reorganization, insolvency and similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally, laws and court decisions relating to deceptive practices, misstatements or omissions of material facts in the sale of securities, fraud and gross fault, and as to the availability of specific performance or other equitable remedies;

          (v)     neither Seller's execution, delivery
or performance of the Agreement, nor the consummation of the transactions contemplated thereby, will (A) violate, conflict with or breach any provisions of, constitute, or with notice or lapse of time or both, would constitute, a default under, result in the termination of or accelerate the performance required by, or result in the creation of any encumbrance upon, any of Seller's or Seller Bank's material assets under, its articles of association, by-laws or any instrument to or by which any of its material assets is bound, it being understood that counsel's opinion in this respect shall be based upon a review of documents provided to counsel on a list prepared by management and represented to counsel to be all articles of incorporation, by-laws and binding documents, unless counsel has actual knowledge to the contrary, or (B) to counsel's knowledge, violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body; and

          (vi)    the authorized and outstanding
capital stock of Seller, and the outstanding capital stock of Bank is as set forth in Section 3.2(a) of the Agreement, and all outstanding shares of Seller and Bank have been duly authorized and validly issued, and, assuming lawful consideration equal to at least the par value of the shares was in fact paid, are fully paid and non-assessable. To counsel's knowledge, other than as disclosed on the Exceptions Schedule of this Agreement, there are no outstanding options or other rights (including conversion rights) to acquire any shares of Seller's or Seller Bank's capital stock nor, to counsel's knowledge, any outstanding obligation to issue, repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock.

     In addition, counsel shall state that they have participated in conferences with representatives of the parties and their accountants and counsel in connection with preparation of Seller's Exceptions Schedule and the Registration Statement and have considered the statements contained therein, and based on the foregoing (in certain circumstances relying as to materiality on the opinions of officers and representatives of Seller) nothing has come to their attention that would lead them to believe that (i) Seller's Exceptions Schedule, as of the Agreement and the Closing Date, did not contain information necessary to be contained therein in order for the representations and warranties in the Agreement to be correct in all material respects, or (ii) the Registration Statement at the tine it became effective and at the time distributed to shareholders, contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein not misleading (except in each such case of the financial statements and other financial and statistical data included therein and as to the statements therein related to MidSouth, as to which no statement need be made).

     Such opinion shall also cover such other matters incident to the transactions contemplated as MidSouth may reasonably request, including the form of all documents and the validity of all proceedings.



                                                    EXHIBIT D


     The opinion letter referred to in Section 5.3(a) of the Agreement shall state that except as described in the Agreement or Exceptions Schedule

          (i)     MidSouth is duly organized, validly
existing and in good standing under the Louisiana Business
Corporation Law has all requisite corporate power and authority to own and lease its property and to carry on its business as described in the Proxy Statement and is qualified and in good standing as a foreign corporation in any jurisdiction in which the failure to so qualify would have a material adverse effect;

          (ii)    all corporate acts and other
proceedings required on MidSouth's part for the due and valid authorization, execution, delivery and performance of the Agreement and the consummation of the transactions contemplated thereby have been validly and appropriately taken, and upon the filing of the executed MA with the Secretaries of State of Louisiana and Texas, the MA will be effective as of the time referred to in Section 1.3 of the Agreement;

          (iii)   the Agreement and related MA are
MidSouth's legal, valid and binding obligations, enforceable against it in accordance with their terms, except as may be limited by bankruptcy and similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and as to the availability of specific performance or other equitable remedies;

          (iv)    neither MidSouth's execution,
delivery or performance of the Agreement, nor the consummation of the transactions contemplated thereby, will (A) violate, conflict with or breach any provisions of, constitute, or with notice or lapse of time or both, would constitute, a default under, result in the termination of or accelerate the performance required by, or result in the creation of any encumbrance upon, any of MidSouth's material assets under, its articles of association, by-laws or any instrument to or by which any of its assets is bound or
(B) to counsel's knowledge, violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body.

     In addition, counsel shall state that they have participated in conferences with representatives of the parties and their accountants and counsel in connection with preparation of MidSouth's Exceptions Schedule and the Registration Statement and have considered the statements contained therein, and based on the foregoing
(in certain circumstances relying as to materiality on the opinions of officers and representatives of MidSouth) nothing has come to their attention that would lead them to believe that (i) MidSouth's Exceptions Schedule, as of the Agreement and the Closing Date, did not contain information necessary to be contained therein in order for the representations and warranties in the Agreement to be correct, or (ii) the Registration Statement, at the time it became effective and at the time distributed to shareholders, contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein not misleading (except in each such case of the financial statements and other financial and statistical data included therein, as to which no statement need be made).

     Such opinion shall also cover such other matters incident to the transactions contemplated as Seller may reasonably request, including the form of all documents and the validity of all proceedings.